Exhibit 99.1

Ormat Technologies Contact: Smadar Lavi VP Head of IR and ESG Planning & Reporting 775-356-9029 (ext. 65726) slavi@ormat.com	Investor Relations Agency Contact: Sam Cohen or Joseph Caminiti Alpha IR Group 312-445-2870 ORA@alpha-ir.com

ORMAT TECHNOLOGIES REPORTS FOURTH QUARTER AND YEAR-END 2021 FINANCIAL RESULTS

2022 OUTLOOK REFLECTS MEANINGFUL REVENUES AND ADJUSTED EBITDA GROWTH

HIGHLIGHTS

●	TOTAL REVENUES FOR THE FOURTH QUARTER INCREASED BY 6.5% YEAR OVER YEAR

●	ELECTRICITY SEGMENT DELIVERED RECORD FISCAL 2021 REVENUES AND GREW BY 8.2% VERSUS PRIOR YEAR

●	STORAGE DEVELOPMENT PIPLENE GREW TO 2.3GW

●	ORMAT PORTFOLIO POISED TO DELIVER SIGNIFICANT GROWTH SUPPORTED BY THE EXPANSION OF OUR GEOTHERMAL ELECTRICITY PORTFOLIO

●	ORMAT PROVIDED FULL YEAR 2022 ADJUSTED EBITDA OUTLOOK OF $430 - $450 MILLION

RENO, Nev. February 23, 2022, Ormat Technologies, Inc. (NYSE: ORA), a leading geothermal, energy storage, solar PV and recovered energy power company, today announced financial results for the fourth quarter and full year ended December 31, 2021.

KEY FINANCIAL RESULTS

(Dollars in millions, except per share)	Q4 2021	Q4 2020	Change (%)	FY 2021	FY 2020	Change (%)
GAAP Measures
Revenues
Electricity	164.3	146.2	12.4%	585.8	541.4	8.2%
Product	20.3	27.4	(25.7)%	46.9	148.1	(68.3)%
Energy Storage	6.4	5.8	10.0%	30.4	15.8	92.1%
Total Revenues	191.0	179.4	6.5%	663.1	705.3	(6.0)%

Gross margin (%)
Electricity	44.1%	45.2%		42.5%	44.6%
Product	10.6%	29.8%		11.8%	22.4%
Energy Storage	16.4%	13.0%		33.0%	11.1%
Gross margin (%)	39.6%	41.8%		39.9%	39.2%

Operating income	54.9	53.2	3.1%	169.4	214.0	(20.9)%
Net income attributable to the Company’s stockholders	18.9	20.7	(8.7)%	62.1	85.5	(27.3)%
Diluted EPS ($)	0.34	0.39	(12.8)%	1.10	1.65	(33.3)%

(Dollars in millions, except per share)	Q4 2021	Q4 2020	Change (%)	FY 2021	FY 2020	Change (%)

Non-GAAP Measures[1]
Adjusted Net income attributable to the Company’s stockholders	22.8	20.7	10.1%	78.6	85.5	(8.1)%
Adjusted Diluted EPS ($)	0.41	0.39	5.1%	1.39	1.65	(15.8)%
Adjusted EBITDA[1]	116.0	109.2	6.3%	401.4	420.2	(4.5)%

“The fourth quarter marked a strong finish for 2021, with quarterly results for both revenues and Adjusted EBITDA delivering significant growth versus last year’s notably strong fourth quarter,” said Doron Blachar, Ormat’s Chief Executive Officer. “We are encouraged by the record quarterly Adjusted EBITDA along with year over year growth in revenue, operating income and adjusted EPS. This demonstrated growth is supported by our expanding electricity and energy storage portfolios, which we expect will continue to grow in 2022. Our operational performance is improving, and we are capturing the benefit of our strategic actions, as our revenues and profitability reflect the contributions from our capacity expansions, Puna’s resumed profitable operation and acquisitions in our geothermal portfolio.”

Blachar added, “Looking ahead to 2022, we expect to deliver meaningful revenue expansion, driving profitable growth of roughly 10% in Adjusted EBITDA versus 2021 results. This will be supported by expected increases to capacity in both our Electricity and Energy Storage segments. With the growing demand for geothermal energy and current regulatory tailwinds, we remain confident in our long-term plans to increase our combined geothermal, energy storage and solar generating portfolio to more than 1.5 GW by 2023. We are on track to deliver an annual Adjusted EBITDA of $500 million on a run-rate basis towards the end of 2022 and expect these figures to continue their healthy growth trajectory as we move forward with our plans in 2023 and onwards. We firmly believe that our strategy, our assets, and our advantageous cost structure position Ormat to succeed in the current environment, as we look to execute on our portfolio expansion, capture stronger margins, and drive shareholder value. We invite you all to participate in our upcoming Investor Day, where we will expand further on our long-term goals and our strategic plans for the future.”

FINANCIAL AND RECENT BUSINESS HIGHLIGHTS

•

Net income attributable to the Company's stockholders and diluted EPS for the fourth quarter 2021 decreased 8.7% and 12.8%, respectively versus the prior year period. The decrease was mainly due to higher interest expenses following our recent geothermal assets acquisition and losses related to our minority investment in the Sarulla project in Indonesia. Adjusted net income attributable to the Company’s stockholders and diluted EPS for the fourth quarter 2021 increased 10.1% and 5.1%, respectively versus the prior year period. Net income attributable to the Company’s stockholders for the fourth quarter 2021 was adjusted to exclude Tax asset write-off in Sarulla, our unconsolidated company.

•

Net income attributable to the Company's stockholders and diluted EPS for the full year 2021 decreased 27.3% and 33.3%, respectively versus last year. The decrease is mainly related to a significant reduction in our Product segment revenues and gross profit, higher general and administrative expenses, higher interest expenses and net loss related to the February power crisis in Texas. In addition, insurance proceeds related to our Puna power plant were higher in 2020 versus 2021 by approximately $13.4 million. Adjusted net income attributable to the Company's stockholders and diluted EPS for the full year 2021 decreased 8.1% and 15.8%, respectively versus last year. Net income attributable to the Company's stockholders was adjusted to exclude a one-time net expense of $8.8 million after tax related to the February power crisis in Texas, Tax asset write-off in Sarulla and M&A costs related to the acquisition of the new geothermal assets.

1 Reconciliation is set forth below in this release

•

Adjusted EBITDA for the fourth quarter 2021 was a record of $116.0 million, an increase of 6.3% compared to $109.2 million in 2020, supported by growth in the Electricity segment driven by our McGinness Hills expansion, revenue growth in our Energy Storage segment, resumed operations at the Puna power plant and successful integration of the two newly acquired geothermal assets in Nevada.

•

Adjusted EBITDA for the fiscal year 2021 was $401.4 million, a decrease of 4.5% compared to $420.2 million in fiscal 2020, due primarily to a $27.6 million reduction in gross profit of the Product segment, offset partially by improved performance of the Electricity and Energy Storage segments.

•

Electricity segment revenues increased 8.2% for the year and 12.4% for the fourth quarter compared to 2020, supported by contributions from the newly added geothermal assets, McGinness Hills expansion and the recovery of the Puna power plant, partially offset by field operational issues in the Olkaria power plant in Kenya and the temporary slowdown of the Bouillante power plant in Guadeloupe, which is now running close to full capacity.

•	After resuming operations in the fourth quarter of 2020, the Puna Geothermal Power Plant stabilized at 25 MW in 2021.

•

Generation in the fourth quarter 2021 was 1.8 million MWh, an increase of 12.4% compared to 1.6 million MWh in the fourth quarter of 2020. Generation for the full year 2021 was 6.5 million MWh compared to 6.0 million MWh in 2020, an increase of 8.0%.

IN ADDITION, THE COMPANY:

•	Successfully resumed normal operation of the Brawley and Guadeloupe power plants following operational issues that lowered performance in 2021.

•	Started construction at Dixie Meadows project and expects commercial operation by year end 2022.

•

Is preparing to increase Olkaria’s generation gradually during the second quarter of 2022 by 10 MW to 12 MW following the power plant’s planned modification and expects to reach between 135 MW to 140 MW by the end of 2022.

•

Plans to provide further details on our long-term growth plans and targets at an Analyst Day to be held on March 30, 2022. More details on attending the event will be provided in a later press release.

2022 GUIDANCE

•	Total revenues of between $725 million and $750 million

•	Electricity segment revenues between $645 million and $655 million

•	Product segment revenues of between $50 million and $60 million

•	Energy Storage segment revenues of between $30 million and $35 million

•	Adjusted EBITDA to be between $430 million and $450 million, including $9.0 million for insurance proceeds

◦	Adjusted EBITDA attributable to minority interest of approximately $32 million.

The Company provides a reconciliation of Adjusted EBITDA, a non-GAAP financial measure for the three months and year ended December 31, 2021. However, the Company does not provide guidance on net income and is unable to provide a reconciliation for its Adjusted EBITDA guidance range to net income without unreasonable efforts due to the high variability and complexity with respect to estimating certain forward-looking amounts. These include impairments and disposition and acquisition of business interests, income tax expense, and other non-cash expenses and adjusting items that are excluded from the calculation of Adjusted EBITDA.

DIVIDEND

On February 23, 2022, the Company’s Board of Directors declared, approved, and authorized payment of a quarterly dividend of $0.12 per share pursuant to the Company’s dividend policy. The dividend will be paid on March 23, 2022, to stockholders of record as of the close of business on March 9, 2022. In addition, the Company expects to pay a quarterly dividend of $0.12 per share in each of the next three quarters.

CONFERENCE CALL DETAILS

Ormat will host a conference call to discuss its financial results and other matters discussed in this press release on Thursday, February 24th, at 10 a.m. ET. The call will be available as a live, listen-only webcast at investor.ormat.com. During the webcast, management will refer to slides that will be posted on the website. The slides and accompanying webcast can be accessed through the News & Events in the Investor Relations section of Ormat’s website. A replay of the webcast will be available approximately two hours after the conclusion of the live call and will be archived for 12 months.

Investors may access the call by dialing:

Canadian participant dial in (toll free):	1-833-950-0062
United States participant international dial-in:	1-844-200-6205
All other locations:	+1-929-526-1599
Access code:	796448

Conference replay

US Toll Free:	1-866-813-9403
Canada:	1-226-828-7578
UK (Local):	0204-525-0658
International Toll:	1-226-828-7578
Replay Access Code:	348661

ABOUT ORMAT TECHNOLOGIES

With over five decades of experience, Ormat Technologies, Inc. is a leading geothermal company and the only vertically integrated company engaged in geothermal and recovered energy generation (“REG”), with robust plans to accelerate long-term growth in the energy storage market and to establish a leading position in the U.S. energy storage market. The Company owns, operates, designs, manufactures and sells geothermal and REG power plants primarily based on the Ormat Energy Converter – a power generation unit that converts low-, medium- and high-temperature heat into electricity. The Company has engineered, manufactured and constructed power plants, which it currently owns or has installed for utilities and developers worldwide, totaling approximately 3,200 MW of gross capacity. Ormat leveraged its core capabilities in the geothermal and REG industries and its global presence to expand the Company’s activity into energy storage services, solar Photovoltaic (PV) and energy storage plus Solar PV. Ormat’s current total generating portfolio is 1.1 GW with a 1,012 MW geothermal and Solar generation portfolio that is spread globally in the U.S., Kenya, Guatemala, Indonesia, Honduras, and Guadeloupe, and an 83 MW energy storage portfolio that is located in the U.S.

ORMAT’S SAFE HARBOR STATEMENT

Information provided in this press release may contain statements relating to current expectations, estimates, forecasts and projections about future events that are "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that we expect or anticipate will or may occur in the future, including such matters as our projections of annual revenues, expenses and debt service coverage with respect to our debt securities, future capital expenditures, business strategy, competitive strengths, goals, development or operation of generation assets, market and industry developments and the growth of our business and operations, are forward-looking statements. When used in this press release, the words “may”, “will”, “could”, “should”, “expects”, “plans”, “anticipates”, “believes”, “estimates”, “predicts”, “projects”, “potential”, or “contemplate” or the negative of these terms or other comparable terminology are intended to identify forward-looking statements, although not all forward-looking statements contain such words or expressions. These forward-looking statements generally relate to Ormat's plans, objectives and expectations for future operations and are based upon its management's current estimates and projections of future results or trends. Although we believe that our plans and objectives reflected in or suggested by these forward-looking statements are reasonable, we may not achieve these plans or objectives. Actual future results may differ materially from those projected as a result of certain risks and uncertainties, and other risks described under "Risk Factors" in Ormat’s annual report on Form 10-K filed with the Securities and Exchange Commission (“SEC”) on February 26, 2021 and in Ormat’s annual reports on Form 10-K and quarterly reports on Form 10-Q that are filed from time to time with the SEC.

These forward-looking statements are made only as of the date hereof, and, except as legally required, we undertake no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

ORMAT TECHNOLOGIES, INC AND SUBSIDIARIES

Condensed Consolidated Statements of Operations

For the three-month and year-end periods ended December 31, 2021, and 2020

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
	(Dollars in thousands, except per share data)
Revenues:
Electricity	164,268	146,192	585,771	541,393
Product	20,340	27,388	46,920	148,125
Energy storage	6,381	5,802	30,393	15,824
Total revenues	190,989	179,382	663,084	705,342
Cost of revenues:
Electricity	91,883	80,071	337,019	300,059
Product	18,194	19,224	41,374	114,948
Energy storage	5,336	5,046	20,353	14,060
Total cost of revenues	115,413	104,341	398,746	429,067
Gross profit	75,576	75,041	264,338	276,275
Operating expenses:
Research and development expenses	950	1,114	4,129	5,395
Selling and marketing expenses	4,264	3,660	15,199	17,384
General and administrative expenses	15,501	17,072	75,901	60,226
Business interruption insurance income	—	—	(248)	(20,743)
Operating income	54,861	53,195	169,357	214,013
Other income (expense):
Interest income	534	248	2,124	1,717
Interest expense, net	(22,786)	(19,139)	(82,658)	(77,953)
Derivatives and foreign currency transaction gains (losses)	1,509	1,691	(14,720)	3,802
Income attributable to sale of tax benefits	7,928	8,902	29,582	25,720
Other non-operating income (expense), net	174	75	(134)	1,418
Income from operations before income tax and equity in earnings (losses) of investees	42,220	44,972	103,551	168,717
Income tax provision	(15,527)	(21,728)	(24,850)	(67,003)
Equity in earnings (losses) of investees, net	(4,420)	288	(2,624)	92
Net income	22,273	23,532	76,077	101,806
Net income attributable to noncontrolling interest	(3,368)	(2,834)	(13,985)	(16,350)
Net income attributable to the Company's stockholders	18,905	20,698	62,092	85,456
Earnings per share attributable to the Company's stockholders:
Basic	0.34	0.39	1.11	1.66
Diluted	0.34	0.39	1.10	1.65
Weighted average number of shares used in computation of earnings per share attributable to the Company's stockholders:
Basic	56,033	53,106	56,004	51,567
Diluted	56,386	53,551	56,402	51,937

ORMAT TECHNOLOGIES, INC AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

For the periods ended December 31, 2021, and December 31, 2020

	December 31, 2021	December 31, 2020
(Dollars in thousands)
ASSETS
Current assets:
Cash and cash equivalents	239,278	448,252
Marketable securities at fair value	43,343	—
Restricted cash and cash equivalents	104,166	88,526
Receivables:
Trade	122,944	149,170
Other	18,144	17,987
Inventories	28,445	35,321
Costs and estimated earnings in excess of billings on uncompleted contracts	9,692	24,544
Prepaid expenses and other	35,920	15,354
Total current assets	601,932	779,154
Investment in unconsolidated companies	105,886	98,217
Deposits and other	78,915	66,989
Deferred income taxes	143,450	119,299
Property, plant and equipment, net	2,294,973	2,099,046
Construction-in-process	721,483	479,315
Operating leases right of use	19,357	16,347
Finance leases right of use	6,414	11,633
Intangible assets, net	363,314	194,421
Goodwill	89,954	24,566
Total assets	4,425,678	3,888,987

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable and accrued expenses	143,186	152,763
Billings in excess of costs and estimated earnings on uncompleted contracts	9,248	11,179
Current portion of long-term debt:
Limited and non-recourse	61,695	60,846
Full recourse	313,846	17,768
Financing liability	10,835	—
Operating lease liabilities	2,564	2,922
Finance lease liabilities	2,782	3,169
Total current liabilities	544,156	248,647
Long-term debt, net of current portion:
Limited and non-recourse	539,664	600,123
Full recourse	740,335	777,090
Financing liability	242,029	—

Operating lease liabilities	16,462	12,897
Finance lease liabilities	4,361	9,104
Liability associated with sale of tax benefits	134,953	111,476
Deferred income taxes	84,662	87,972
Liability for unrecognized tax benefits	5,730	1,970
Liabilities for severance pay	15,694	18,749
Asset retirement obligation	84,891	63,457
Other long-term liabilities	4,951	6,235
Total liabilities	2,417,888	1,937,720

Redeemable noncontrolling interest	9,329	9,830
Equity:
The Company's stockholders' equity:
Common stock	56	56
Additional paid-in capital	1,271,925	1,262,446
Retained earnings	585,209	550,103
Accumulated other comprehensive income (loss)	(2,191)	(6,620)
Total stockholders' equity attributable to Company's stockholders	1,854,999	1,805,985
Noncontrolling interest	143,462	135,452
Total equity	1,998,461	1,941,437
Total liabilities, redeemable noncontrolling interest and equity	4,425,678	3,888,987

ORMAT TECHNOLOGIES, INC AND SUBSIDIARIES

Reconciliation of EBITDA and Adjusted EBITDA

For the three-month and year ended December 31, 2021, and 2020

We calculate EBITDA as net income before interest, taxes, depreciation and amortization. We calculate Adjusted EBITDA as net income before interest, taxes, depreciation and amortization, adjusted for (i) mark-to-market gains or losses from accounting for derivatives, (ii) stock-based compensation, (iii) merger and acquisition transaction costs, (iv) gain or loss from extinguishment of liabilities, (v) cost related to a settlement agreement, and (vi) other unusual or non-recurring items. We adjust for these factors as they may be non-cash or unusual in nature and/or are not factors used by management for evaluating operating performance. We believe that presentation of this measure will enhance an investor’s ability to evaluate our financial and operating performance. EBITDA and Adjusted EBITDA are not measurements of financial performance or liquidity under accounting principles generally accepted in the United States, or GAAP, and should not be considered as an alternative to cash flow from operating activities or as a measure of liquidity or an alternative to net earnings as indicators of our operating performance or any other measures of performance derived in accordance with U.S. GAAP.

Our board of directors and senior management use EBITDA and Adjusted EBITDA to evaluate our financial performance. However, other companies in our industry may calculate EBITDA and Adjusted EBITDA differently than we do. This information should not be considered in isolation from, or as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP or other non-GAAP financial measures.

The following table reconciles net income to EBITDA and Adjusted EBITDA for the three-month and year ended December 31, 2021, and 2020.

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
	(Dollars in thousands)		(Dollars in thousands)
Net income	$22,273	$23,532	$76,077	$101,806
Adjusted for:
Interest expense, net (including amortization of deferred financing costs)	22,252	18,891	80,534	76,236
Income tax provision	15,527	21,728	24,850	67,003
Adjustment to investment in an unconsolidated company: our proportionate share in interest expense, tax and depreciation and amortization in Sarulla complex	6,427	1,278	14,680	11,549
Depreciation and amortization	47,427	39,643	177,930	151,371
EBITDA	$113,906	$105,072	$374,071	$407,965
Mark-to-market on derivative instruments	(355)	420	741	(1,192)
Stock-based compensation	2,328	2,770	9,168	9,830
Reversal of a contingent liability	—	—	(418)	—
Allowance for bad debts related to February power crisis in Texas	—	—	2,980	—
Hedge losses resulting from February power crisis in Texas	—	—	9,133	—
Merger and acquisition transaction costs	138	910	5,635	2,279
Legal settlement expenses	—	—	-	1,277
Tender-related deposits write of	—	—	134	—
Adjusted EBITDA	$116,017	$109,172	$401,444	$420,159

ORMAT TECHNOLOGIES, INC AND SUBSIDIARIES

Reconciliation of Adjusted Net Income attributable to the Company's stockholders and Adjusted EPS

For the three-month and year end periods ended December 31, 2021, and 2020

We calculate Adjusted Net Income and Adjusted diluted EPS as Net Income Attributable to the Company's Stockholders and Diluted EPS, respectively, adjusted for costs that are unusual or non-recurring in nature. We adjust for these factors as they may be non-cash or unusual in nature and/or are not factors used by management for evaluating operating performance. We believe that presentation of these measures will enhance an investor’s ability to evaluate our financial and operating performance. The use of Adjusted Net income attributable to the Company's stockholders and Adjusted EPS is intended to enhance the usefulness of our financial information by providing measures to assess the overall performance of our ongoing business.

The following tables reconciles Net income attributable to the Company's stockholders and Adjusted EPS for the three-month and year ended periods ended December 31, 2021, and 2020.

	Three Months Ended December 31			Twelve Months Ended December 31
	2021		2020	2021	2020
(in millions, except for EPS)

GAAP Net income attributable to the Company's stockholders		$18.9	$20.7	$62.1	$85.5

One-time net expense related to February power crisis in Texas, net of taxes		—	—	8.8	—

Tax asset write-off in Sarulla, our unconsolidated company		3.9	—	3.9	—

Acquisition costs related to TG Geothermal Portfolio transaction, net of taxes	$		—	$3.7	—

Adjusted Net income attributable to the Company's stockholders		$22.8	$20.7	$78.6	$85.5

GAAP diluted EPS		$0.34	$0.39	$1.10	$1.65

One-time net expense related to February power crisis in Texas, net of taxes		—	—	0.16	—

Tax asset write-off in Sarulla, our unconsolidated company		0.07	—	0.07	—

Acquisition costs related to TG Geothermal Portfolio transaction, net of taxes	$		—	$0.07	—

Diluted Adjusted EPS		$0.41	$0.39	$1.39	$1.65